Exhibit 4.4

Verses AI Inc.

(the “Company”)

amendment to the Articles of the Company

Pursuant to section 42(2)(a)(iv) of the British Columbia Business Corporations Act, the following is an extract of a resolution passed by all the directors of the Company on February 23, 2023, which extract is to be attached to the Articles of the Company as effected on March 31, 2023.

“Approval of Name Change

1.	Subject to approval from the British Columbia Registrar of Companies (the “BC Registrar”) and the NEO, the name of the Company be changed to “Verses AI Inc.” effective at a date to be determined by any one director or officer of the Company.

2.	The Company’s Notice of Articles be altered by changing the name of the Company to reflect the new name of the Company.

3.	Any one director or officer of the Company is authorized to execute and deliver the required Notice of Alteration on behalf of the Company.

4.	Subject to the deposit of this resolution at the Company’s records office, the solicitors for the Company are authorized and directed to prepare and electronically file the Notice of Alteration with the BC Registrar.

5.	Upon the Notice of Alteration taking effect, the Company’s Articles be altered to reflect the change of name.”